                                                                     EXHIBIT 2.1
                           STOCK PURCHASE AGREEMENT
                           ------------------------


     THIS STOCK PURCHASE AGREEMENT, dated as of March 26, 1998 (together with the Schedules, Annexes and Exhibits hereto, this "Agreement"), is by and among Bush Industries, Inc., a Delaware corporation ("Buyer"), and the individuals set forth on Annex I hereto (each such individual, a "Seller" and all such
         -------
individuals collectively, the "Sellers"), the beneficial and record owners of one hundred percent (100%) of the issued and outstanding shares of common stock, $0.01 par value per share (the "Common Stock"), of FOURNIER FURNITURE, INC., a Delaware corporation (the "Company").

     WHEREAS, Sellers desire to sell all of the shares of Common Stock owned by each of them, all as set forth on Annex I hereto (collectively, the "Shares")
                                  -------
and Buyer desires to purchase such Shares for the consideration provided herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and agreements contained herein, Sellers and Buyer hereby agree as follows:

     SECTION 1.  SALE AND PURCHASE
                 -----------------

          (a) Sale and Purchase.  On the terms and subject to the conditions of
              -----------------
this Agreement, on the Closing Date (as defined in Section 2(a)), each Seller will sell, convey, transfer and deliver to Buyer, and Buyer will purchase from such Seller, the number of Shares set forth opposite such Seller's name on Annex
                                                                           -----
I hereto, which Shares represent one hundred percent (100%) of the outstanding
-
shares of capital stock of the Company. As to each Seller, the Shares being sold by such Seller are sometimes referred to herein as such "Seller's Shares."

            (b)  Purchase Price.
                 --------------

               (i) On the terms and subject to the conditions of this Agreement, in consideration of the sale of the Shares, Buyer agrees to pay Sellers on the Closing Date a cash sum equal to Seven Million Dollars ($7,000,000) (the "Purchase Price"), as follows: (A) Six Million Dollars in cash ($6,000,000) (the "Cash Consideration") payable to Sellers at Closing (as defined below) as set forth in Section 1(b)(ii) below and (B) One Million Dollars ($1,000,000) in cash (the "Escrowed Consideration") to be deposited with the Escrow Agent as set forth in Section 1(b)(iii) below. The Purchase Price shall be allocated by the Sellers' Representative (as defined below), among the Sellers as set forth on Annex I hereto.
                                                       -------

               (ii) The Cash Consideration shall be payable by wire transfer of immediately available funds to such bank account or bank accounts as Gefinor (USA) Inc., a New York corporation or its assignee (the "Sellers' Representative"), shall theretofore designate in writing to Buyer, or by such other means as are agreed upon by Sellers' Representative and Buyer.

               (iii) The Escrowed Consideration shall be delivered to an escrow agent (the "Escrow Agent") selected by Sellers' Representative and approved by Buyer (such approval not to be unreasonably withheld), to be held and released by the Escrow Agent in accordance with the Escrow Agreement in substantially the form of Exhibit I hereto (the "Escrow Agreement") to be
                               ---------
     entered into by Buyer, Sellers and the Escrow Agent on the Closing Date. The Escrow Agreement shall provide that the Escrowed Consideration will be held in escrow for a period of twelve (12) months, unless otherwise released earlier to satisfy any indemnification claims hereunder, as more fully described in the Escrow Agreement.

     SECTION 2.  THE CLOSING.
                 -----------

          (a) Time and Place of Closing.  On the terms and subject to the
              -------------------------
conditions contained in this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, on the third business day after all of the conditions to each parties' obligations under Sections 7 and 8 have been satisfied or waived, or at such time and place as shall be mutually agreed to by the parties (the "Closing Date").

          (b) Delivery and Payment.  At the Closing, the Sellers' Representative
              --------------------
shall deliver (or cause to be delivered) to Buyer stock certificates representing the number of each Seller's Shares set forth opposite such Seller's name on Annex I hereto, duly endorsed or accompanied by duly executed stock
        -------
powers in blank and any necessary power of attorney, and having all necessary stock transfer tax stamps affixed thereto at the expense of Sellers in form suitable for transfer of valid title thereto to Buyer free and clear of any Encumbrances (as defined below), and the certificates to be delivered pursuant to Section 7 hereof, against payment of the Purchase Price by Buyer to Sellers' Representative (including deposit of the Escrowed Consideration by Buyer with the Escrow Agent as provided above) and delivery by Buyer of the certificates to be delivered pursuant to Section 8 hereof.

     SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO STOCK
                 ---------------------------------------------------------------
OWNERSHIP, AUTHORITY, NO VIOLATION, ETC.
----------------------------------------

              Each Seller hereby severally, and not jointly, represents and warrants to Buyer, as follows:

          (a) Stock Ownership.  Except as set forth on Schedule 3(a), such
              ---------------                          -------------
Seller is the beneficial and record owner of such Seller's Shares, free and clear of any lien, pledge, option, security interest, claim, third party right or any other restriction or encumbrance of any nature whatsoever ("Encumbrances"), and on the Closing Date will transfer to Buyer good title to such Shares, free and clear of any Encumbrance whatsoever.

          (b) No Violation, Etc.  Neither such Seller's execution and delivery
              -----------------
of this Agreement, the consummation of the transactions contemplated herein nor compliance by such Seller with any of the provisions hereof will (i) result in the creation of any Encumbrance upon such Seller's Shares under, or contravene or violate any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement, contract, or any other instrument or obligation to which such Seller is a party or by which Seller or Seller's Shares may be bound or affected or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller or such Seller's Shares. Except as set forth on Schedule 3(b), no consent,
                                              -------------
approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or of any third party is required to be obtained by such Seller in connection with the execution and delivery by Sellers of this Agreement or consummation by Sellers of the transactions contemplated herein in the manner contemplated hereby.

          (c) No Other Agreements to Sell Assets or Business.  Such Seller has
              ----------------------------------------------
no obligation, absolute or contingent, to any other individual, corporation, partnership, trust, limited liability company, association, joint venture or any similar entity (each, a "Person") to (i) sell such Seller's Shares (other than the sales contemplated hereby), or (ii) cause the Company to (A) sell any assets of the Company (other than sales of inventory in the ordinary course of the business of the Company), (B) issue, sell or otherwise transfer any capital stock or any security convertible into or exchangeable for capital stock of the Company (other than the sales contemplated hereby), (C) effect any merger, consolidation or other reorganization of the Company or (D) enter into any agreement with respect to any of the foregoing.

          (d) Litigation.  There is no action, claim, suit or proceeding pending
              ----------
or, to the knowledge of such Seller, threatened by or against or affecting such Seller or such Seller's Shares and, to the knowledge of such Seller, there is no investigation pending or threatened against or affecting such Seller or such Seller's Shares, in each case before any court or governmental or regulatory authority or body, that would reasonably be expected to have a material and adverse effect on the Shares, the Company or on the consummation of the transactions contemplated by this Agreement. There are no writs, decrees, injunctions or orders of any court or governmental or regulatory agency, authority or body outstanding against such Seller with respect to or effecting such Seller's Shares.

          (e) Authority; Execution and Delivery.  Each Seller has the power,
              ---------------------------------
capacity and authority to enter into this Agreement and, to sell such Seller's Shares in accordance with the terms hereof, and to perform fully such Seller's obligations hereunder. This Agreement has been duly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the enforcement hereof (or thereof) may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity. If any Seller is not a natural person, such Seller has obtained all requisite corporate or other similar authority to enter into and deliver this Agreement and to consummate the transactions contemplated herein.

          (f) Organization.  Each Seller which is not a natural person is duly
              ------------
organized under the laws of its jurisdiction of formation or incorporation.

     SECTION 4.  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS.
                 ----------------------------------------------------

            Sellers, hereby jointly and severally, represent and warrant to Buyer, as follows:

          (a) Consents, No Conflicts, Etc.  Except as disclosed on Schedule 4(a)
              ---------------------------                          -------------
hereto and except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act"), with respect to the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (i) violate or conflict with the Certificate of Incorporation or By-laws of the Company, as the same may have been amended, (ii) violate, conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time or both would constitute a default) under, or result in the acceleration of performance under, or termination or cancellation of, any note, bond, mortgage, indenture, lease, deed of trust, license, agreement, or any other instrument or obligation to which the Company is a party, or by which the Company or any of its assets or properties may be bound or affected, (iii) result in the creation of any Encumbrance upon the Shares or any of the capital stock, assets or properties of the Company, (iv) violate any order, writ, injunction, decree, statute, rule or regulation known by Sellers to be applicable to the Company, or any of its assets or properties, or (v) require the Company to obtain the consent, approval, permission or other authorization of or qualification or filing by or with any court, arbitrator or governmental, administrative, regulatory or self-regulatory authority or of any third party, except in each case insofar as any such violation, conflict, breach, default, acceleration, termination, cancellation, creation of any Encumbrance, failure to obtain any consent, approval, permission or other authorization, qualification or filing would not have a material adverse effect, individually and/or in the aggregate, on the financial condition or business of the Company and the Subsidiary (as defined below), taken as a whole (a "Material Adverse Effect").

          (b) Organization and Good Standing.  The Company is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. The subsidiary of the Company, listed on

Schedule 4(b) hereto, (the "Subsidiary") is the Company's sole subsidiary and is
-------------
a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization set forth on Schedule 4(b) hereto,
                                                          -------------
with the corporate power to own its properties and conduct its business as now being conducted. The Subsidiary is duly qualified and in good standing as a foreign corporation duly authorized to do business in all jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

            (c)  Capitalization.
                 --------------

               (i) The Company's authorized capital consists exclusively of Twenty Thousand (20,000) shares of Common Stock of which 9,600 shares are issued and outstanding. The authorized capital stock of the Subsidiary, and the number of shares issued and outstanding, and the beneficial owner of such shares are listed on Schedule 4(b) hereto. Except for the
                                  -------------
     Subsidiary, the Company has no direct or indirect subsidiaries, nor, except as set forth on Schedule 4(b), does it hold any equity interests or any
                     -------------
     convertible securities in any other Person. All shareholder agreements to which the Company or any Seller is a party, if any, will be terminated at the Closing.

               (ii) All of the outstanding Common Stock has been duly authorized and is validly issued, fully paid and non-assessable. There are no existing subscriptions, warrants, rights, options, calls or commitments of any character whatsoever, or agreements to grant the same, relating to the issuance, sale, delivery or transfer by the Sellers or the Company of any capital stock of the Company, and the Company does not have any outstanding securities convertible into or exchangeable or exercisable for any shares of capital stock of the Company or any subscriptions, warrants, rights, options, calls or commitments of any character whatsoever with respect to the issuance, sale or delivery of such convertible securities.

          (d) Certificate of Incorporation and By-laws.  Sellers have delivered
              ----------------------------------------
to Buyer copies of the Certificate of Incorporation and By-laws of the Company, which copies are complete and correct as of the date hereof.

          (e) Financial Statements.  Sellers have delivered to Buyer true and
              --------------------
complete copies of the following consolidated financial statements of the Company (including any related notes to such financial statements), each of which has been prepared in accordance with GAAP consistently applied throughout the periods indicated (subject to year-end adjustments), each of which is in accordance with the books and records of the Company and fairly presents in all material respects the financial position and results of operations of the Company as of the dates and for the periods indicated:

               (i) audited consolidated balance sheet, statement of income and retained earnings and statement of cash flows of the Company as at December 28, 1996, in each case certified by the Company's independent certified public accountants; and

               (ii) unaudited consolidated balance sheet of the Company as at February 28, 1998 and unaudited statement of income and retained earnings and statement of cash flows of the Company for the two-month period ended February 28, 1998.

          The balance sheet contained in the unaudited consolidated financial statements of the Company as at February 28, 1998 (the "Balance Sheet Date") is herein referred to as the "Balance Sheet."The Company's accounts receivables are bona-fide accounts receivables and since January 3, 1998, have not been materially diminished in any manner other than by cash collections and write-offs in the ordinary course of business. The Company's inventory, as set forth on the Company's balance sheet as of January 3, 1998, represents bona fide inventory, and since January 3, 1998, has not been materially diminished in any manner other than the sale in the ordinary course of business. Said inventory, as reflected on such balance sheet, which is reported on the face of the balance sheet net of any related reserve account, does not include any material amount of inventory that is obsolete.

          (f) Absence of Undisclosed Liabilities and Obligations.  Except (i) as
              --------------------------------------------------
and to the extent reflected in the audited financial statements of the Company as of December 28, 1996 or the unaudited financial statements as of January 3, 1998, or in the notes thereto, (ii) as and to the extent reflected in the Balance Sheet or which have arisen in the ordinary course of the Company's business since the Balance Sheet Date and (iii) as disclosed on a Schedule hereto, there were no other liabilities or obligations, secured or unsecured (whether absolute, accrued, known or unknown, contingent or otherwise, and whether due or to become due) that have had or which can reasonably be expected to have a Material Adverse Effect.

          (g) Absence of Certain Changes or Events.  Except as disclosed on
              ------------------------------------
Schedule 4(g) hereto, since the Balance Sheet Date, there has not been any:
-------------

               (i) event or condition of any character which has had or is reasonably likely to have a Material Adverse Effect;

               (ii) change in the number of shares of capital stock issued and outstanding or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of the capital stock of the Company, or any redemption or other acquisition by the Company of any shares of its capital stock;

               (iii) (A) material increase in the compensation payable or to become payable by the Company to any of its officers, directors or employees (collectively, "Company Personnel") whose total compensation for services rendered to the Company is currently at an annual rate of more than $50,000 or any increase of general applicability in the compensation payable to Company Personnel other than in the ordinary course of business consistent with past practice, (B) bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of Company Personnel except pursuant to the existing plans and arrangements of the Company and other than in the ordinary course of business consistent with past practice or (C) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by the Company except pursuant to the existing plans and arrangements, all as described on Schedule 4(i)(viii)
                                                          -------------------
     hereto;

               (iv) labor trouble, or any controversies or unsettled grievances threatened between the Company and any Company Personnel that would reasonably be expected to have a Material Adverse Effect;

               (v) mortgage, pledge or subjection to any Encumbrance of any of the material assets of the Company except (A) the lien of current real and personal property taxes incurred but not yet due and payable, (B) materialmen's or like liens or obligations arising in the ordinary course of business securing obligations not yet due and payable, or (C) purchase money security interests or similar liens arising in the ordinary course of business;

               (vi) sale, assignment or transfer of any assets of the Company which are material to the Company;

               (vii) material change by the Company in accounting methods, principles or practices, except as required by GAAP;

               (viii) waiver of any rights of substantial value to the Company, other than in the ordinary course of business of the Company consistent with past practice;

               (ix) cancellation or termination by the Company of any contract, agreement or other instrument material to the Company other than in the ordinary course of business of the Company consistent with past practice;

               (x) liability incurred by the Company that would reasonably be expected to have a Material Adverse Effect, except liabilities incurred in the ordinary course of business of the Company consistent with past practice;

               (xi) capital expenditure or the execution of any lease with respect to any aspect of the business of the Company, or any incurring of liability therefor, involving payments in excess of $25,000;

               (xii) borrowing of money by the Company or guaranteeing of any indebtedness of others by the Company other than under existing credit facilities or in the ordinary course of business consistent with past practice;

               (xiii) lending of any money or otherwise pledging the credit of the Company to any party other than the Company other than in the ordinary course of business of the Company consistent with past practice;

               (xiv) material failure to operate the business of the Company in the ordinary course consistent with past practice;

               (xv) failure to pay any current obligations of the Company in accordance with the general practices of the Company, except for those being contested in good faith;

               (xvi) damage, destruction or casualty loss, not covered by insurance, that would reasonably be expected to have a Material Adverse Effect; or

               (xvii) agreement by the Company to do any of the foregoing.

          (h) Tax Matters.  The Company has filed all tax reports and returns
              -----------
required to be filed by it, (excluding any such reports and returns for the tax year ended January 3, 1998), including all federal, state, local and foreign tax returns and reports. Except as disclosed on Schedule 4(h) hereto, all such
                                            -------------
returns and reports are accurate and complete in all material respects and were prepared in conformity with the applicable laws and regulations. For the purposes of this Agreement, any federal, state, local, foreign, income, sales, use, excise, franchise, transfer, payroll, property (personal or real), occupancy or other tax, charge, levy, fee or other assessment, unemployment insurance premiums and any other charge in the nature of a tax, together with any related additions, interest or penalty, is referred to as a "Tax". The Company has (i) paid in full all Taxes shown to be due on such returns or any assessment, reassessment deficiency notice, 30-day letter or similar notice received by it and (ii) made adequate provision (by the establishment of reserves or otherwise) for all Taxes relating to or arising in connection with any period ending on or before the Closing Date. The Company has delivered to Buyer true and complete copies of all such returns and reports for all taxable years of the Company as set forth on Schedule 4(h) hereto, together with true
                                     -------------
and complete copies of all reports of taxing authorities relating to examination of such returns if any. Since February 26, 1996, the Company has not waived any statute of limitation period with respect to any audit year.

          The Company is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment, reassessment or collection of any Tax has been asserted against the Company that has not been paid.

          (i) Lists of Properties, Contracts and Personnel Data.  Schedules
              -------------------------------------------------
4(i)(i) through 4(i)(xv) hereto contain accurate lists of the following:

               (i) Schedule 4(i)(i).  Qualification.  All jurisdictions in which
                   ----------------   -------------
     the Company and the Subsidiary are duly qualified to do business as a foreign corporation;

               (ii) Schedule 4(i)(ii).  Real Property.  All real property owned
                    -----------------   -------------
     of record or beneficially by the Company and the Subsidiary; all leases of real property to which the Company and the Subsidiary are a party; and all contracts to which the Company is a party for the sale or purchase of real property;

               (iii) Schedule 4(i)(iii).  Intellectual Properties; Computer
                     ------------------   ---------------------------------
     Software.  (A) All patents and pending applications therefor, all
     --------
     registrations of trademarks, all registrations of trade names, labels or other trade rights, all pending applications for any such registrations or entries of the foregoing, all copyright registrations (including, for Computer Software (as defined below)) and pending applications therefor (collectively, "Intellectual Properties"), in the case of each of the foregoing, all to the extent that the foregoing items are material to the business of the Company and the Subsidiary and are owned in whole or in part by the Company or the Subsidiary, and all material licenses relating thereto other than the Computer Software Licenses (as hereinafter defined); and (B) all proprietary computer software owned in whole or in part by the Company or the Subsidiary (the "Computer Software"), and all material licenses relating thereto (other than licenses for commercially available software);

               (iv) Schedule 4(i)(iv).  Asset Register.  A copy of the Company's
                    -----------------   --------------
     asset register as of a recent date;

               (v) Schedule 4(i)(v).  Insurance.  All policies of insurance in
                   ----------------   ---------
     force with respect to the Company and the Subsidiary, including, without restricting the generality of the foregoing, those covering properties, buildings, machinery, equipment, furniture, fixtures, operations and lives of, or performance of their duties by, Company Personnel, as of the Balance Sheet Date;

               (vi) Schedule 4(i)(vi).  Other Contracts.  All agreements,
                    -----------------   ---------------
     contracts and commitments relating to the business of the Company and the Subsidiary not otherwise listed in any other Schedule hereto with an annual payment in excess of $25,000 and which cannot be cancelled upon ninety (90) days' notice (other than purchase orders entered into in the ordinary course of business at standard prices) and any agreements under which the Company or the Subsidiary has limited or restricted their respective right to compete with any Person in any respect;

               (vii) Schedule 4(i)(vii).  Labor Agreements.  All labor
                     ------------------   ----------------
     contracts, employment agreements, compensation agreements, bonus agreements, consulting or similar agreements and collective bargaining agreements relating to Company Personnel;

               (viii) Schedule 4(i)(viii).  ERISA. All employee profit-sharing,
                      -------------------   -----
     incentive, deferred compensation, welfare, pension, retirement, group insurance, bonus, severance, stock option, stock purchase, and other employee benefit plans, regardless of whether any such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to (or to which there is an obligation to contribute) by the Company or the Subsidiary for the benefit of present or former Company Personnel (collectively, the "Plans"); identifying (i) each such plan which provides any benefits after termination of employment other than a Retirement Plan, (ii) each such plan which is an "employee pension benefit plan" ("Retirement Plan") as that term is defined in Section 3(2) of ERISA;

               (ix) Schedule 4(i)(ix).  Compensation.  The names and current
                    -----------------   ------------
     annual rates of compensation of all Company Personnel whose current aggregate annual rates of compensation including bonuses are $50,000 or more;

               (x) Schedule 4(i)(x).  Powers of Attorney.  The names of all
                   ----------------   ------------------
     Persons holding powers of attorney from the Company or the Subsidiary;

               (xi) Schedule 4(ii)(xi).  Bank Accounts.  The names of each
                    ------------------   -------------
     institution in which the Company or the Subsidiary has a bank account or safe-deposit box, the number of any such account or box, and the names of all Persons authorized to draw thereon or to have access thereto;

               (xii) Schedule 4(i)(xii).  Indebtedness.  All notes, debentures,
                     ------------------   ------------
     bonds, letters of credit, bankers' acceptances and other instruments evidencing indebtedness (including capital leases, guarantees and lines of credit) of the Company or the Subsidiary, in any case with an outstanding principal balance as of the Balance Sheet Date in excess of $25,000;

               (xiii) Schedule 4(i)(xiii).  Agents.  The name of each agent, if
                      -------------------   ------
     any, other than a regular employee or a commissioned salesman of the Company or the Subsidiary who has been paid a commission in excess of $10,000 in connection with obtaining any contract or order of the Company or the Subsidiary during the 1997 fiscal year or who is expected to be paid a commission in excess of $10,000 during the 1998 fiscal year, indicating the amount of commission paid during the 1997 fiscal year; and

               (xiv) Schedule 4(i)(xiv).  Permits.  All material governmental or
                     ------------------   -------
     regulatory licenses, permits, consents, franchises, approvals, authorizations and certificates (other than Environmental Permits (as defined below)) and pending applications therefore (collectively, "Permits") required to conduct the business of the Company or the Subsidiary.

          (j) Copies of Documents.  To the extent practical, the Company
              -------------------
previously delivered or made available to Buyer or to counsel to Buyer, true and complete copies of:

               (i) all leases, agreements, contracts, undertakings, commitments, arrangements and plans listed on Schedules 4(i)(ii), 4(i)(iv), 4(i)(vi), 4(i)(vii) and 4(i)(viii);

               (ii) all deeds or other evidence of title to owned real property listed on Schedule 4(i)(ii) and copies of any title insurance policies in
               -----------------
     the possession of the Company with respect thereto;

               (iii) the most recent Internal Revenue Service Determination Letters, summary plan descriptions and employee communications, Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports for the plans and arrangements listed on Schedule 4(i)(viii);
                                              -------------------

               (iv) all Intellectual Properties and Computer Software listed on
     Schedule 4(i)(iii);
     ------------------

               (v) all Permits listed on Schedule 4(i)(xiv);
                                         ------------------

               (vi) all policies of insurance listed on Schedule 4(i)(v);
                                                        ----------------

               (vii) all instruments evidencing a power of attorney listed on
     Schedule 4(i)(x);
     ----------------

               (viii) all securities notes, debentures, bonds, bankers' acceptances, letters of credit and other instruments of indebtedness listed on Schedule 4(i)(xii);
        ------------------

               (ix) all UCC searches obtained by the Company; and

               (x) any written environmental reports or studies prepared by or at the request of the Company or the Subsidiary.

          (k) Properties.  Except as disclosed on Schedule 4(k) hereto, the
              ----------                          -------------
Company or the Subsidiary (i) has good title to all of the properties and assets real, personal, tangible and intangible reflected in the Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business, free and clear of all Encumbrances of any nature whatsoever, except for (A) the lien of taxes not yet due and payable; (B) manufacturer's and like liens; (C) such imperfections of title and encumbrances, if any, as do not materially detract from the marketability or value, or materially interfere with the present use, of the properties of the Company or the Subsidiary, respectively, or otherwise materially impair the business operations of the Company or the Subsidiary; and
(D) any Encumbrance disclosed in the Schedules hereto or in the UCC searches provided to Buyer pursuant to Section 4(j)(ix) hereof; and (ii) has in all material respects performed all the obligations required to be performed by it to the date hereof under said leases and such personal tangible and intangible properties, and as to real property leased, to Seller's knowledge, are not subject to any Encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations or limitations that materially interfere with or impair the present use thereof in the usual and normal conduct of the business of the Company or the Subsidiary or materially detract from the value of the leasehold of the Company related thereto. Neither of the Company or the Subsidiary has received notice of (i) any violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations of owned or leased properties of the Company or the Subsidiary or
(ii) any pending or threatened condemnation proceedings relating to any of their respective owned or leased properties and, so far as known to Sellers, there are no such pending or threatened proceedings. Except for the burn cell constructed by Waltz-Holst Blow Pipe Co., the plants, structures, material tangible properties and equipment currently in use by the Company in its manufacturing operations, taken as a whole, are in good operating condition and repair, ordinary wear and tear excepted, subject to normal maintenance in the ordinary course of business.

          (l) Validity of Contracts.  Except as set forth in this Agreement or
              ---------------------
disclosed in a Schedule hereto, each material contract, agreement or commitment of the Company or the Subsidiary listed in any Schedule hereto, is valid and enforceable in accordance with its terms and neither of the Company or the Subsidiary is, or will be with notice, the lapse of time, or both, in default in any material respect under any material provision of any such contract, agreement or commitment.

            (m)  Intellectual Properties.
                 -----------------------

               (i) No Person other than the Company or the Subsidiary has an ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Intellectual Properties or Computer Software listed on Schedule 4(i)(iii) hereto, except as noted in such Schedule. The
               ------------------
     Company owns, or is licensed or otherwise has the right to use, all of the Intellectual Properties listed on Schedule 4(i)(iii), free and clear of any
                                       ------------------
     Encumbrance or royalty or other payment requirements of any nature whatsoever, except as noted in such Schedule.

               (ii) To the best of the Sellers' knowledge, neither of the Company or the Subsidiary is infringing upon, or otherwise violating, the intellectual property rights of any third party. Neither of the Company or the Subsidiary has received notice of any proceedings or claims that are infringing upon or otherwise violating any such rights, and the Company, the Subsidiary and the Sellers are unaware of any such infringement or violation as to which notice has not been received by the Company or the Subsidiary. Except as set forth on Schedule 4(i)(iii) hereto, no
                                         ------------------
     proceedings or claims in which the Company or the Subsidiary alleges that any third party is infringing upon or otherwise violating any of the Intellectual Properties are pending and none have been served by, instituted or asserted by the Company or the Subsidiary.

          (n) Environmental Matters.  Except as set forth in Schedule 4(n) or
              ---------------------                          -------------
would not have a Material Adverse Effect, with respect to the time period following February 26, 1996:

               (i) The Company and the Subsidiary comply, and at all times since February 26, 1996 have complied, in all material respects, with all Environmental Laws (as defined below) applicable to the business or to the Company's or the Subsidiary's ownership or operation of the properties owned or operated by the Company or the Subsidiary, including, without limitation, the use, maintenance and operation of properties operated by the Company, and all activities and conduct of business by the Company or the Subsidiary related thereto, including, without limitation, the treatment, remediation, removal, transport, storage and/or disposal of any Contaminant (as defined below).

               (ii) The Company or the Subsidiary, as appropriate, has obtained, or has taken appropriate steps to obtain, all Environmental Permits necessary for the Company's or the Subsidiary's ownership and operation of the Company, the Subsidiary and their respective business, and the Company and the Subsidiary are in compliance in all material respects with all terms and conditions of such Environmental Permits.

               (iii) Neither of the Company or the Subsidiary are subject to any judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing (x) any violation of any Environmental Law, or (y) any claims or liabilities or costs arising from the Release (as defined below) or threatened Release of any Contaminant at any location.

               (iv) No Environmental Lien (as defined below) has attached to any of the properties or assets currently owned or operated by the Company or the Subsidiary.

               (v) To Sellers' knowledge, (x) there has been no Release or threatened Release of any Contaminants at, to or from any of properties currently owned or operated by the Company and (y) there has been no disposal (as such term is defined in the Federal Resource Conservation and Recovery Act) of any Contaminants at such properties.

               (vi) Neither of the Company or the Subsidiary have transported or arranged for the transport of any Contaminants for the purpose of treatment, storage, reclamation, recycling, remediation or disposal to any facility or site which was at such time listed on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or listed on the Comprehensive Liability Information System ("CERCLIS") or, to the knowledge of Sellers, is now subject to an enforcement proceeding by any governmental agency relating to Contaminants at such facility or site.

               (vii) To Sellers' or the Subsidiary's knowledge no asbestos or asbestos containing materials, or polychlorinated biphenyls ("PCBs") are located in, at or upon any of the properties currently owned or operated by the Company.

               (viii) No underground improvements, including, but not limited to, treatment or storage tanks, sumps or water, gas or oil wells, or associated piping, are or ever have been located on any of the properties currently owned or operated by the Company while such properties were owned or operated by the Company or the Subsidiary.

               (ix) Except for any items disclosed in the Stock Purchase Agreement, dated as of January 5, 1996, among LADD Furniture, Inc., Fournier Furniture, Inc. and Fournier Acquisition Co., including any schedules, annexes and exhibits thereto (the "LADD Agreement"), the Sellers have no knowledge of any material violation of any Environmental Laws by the Company and/or its then subsidiaries on or prior to February 26, 1996.

            For purposes hereof, the following terms shall have the following meanings:

          "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, PCBs, or any hazardous or toxic constituent thereof.

          "Environmental Laws" means all federal, state, local and foreign laws, statutes, codes, ordinances, rules, regulations, Environmental Permits, orders, relating to the protection of the environment, health or safety.

          "Environmental Lien" means a lien in favor of any governmental authority for any (x) liability under any Environmental Law, or (b) damages arising from, or costs incurred by, such governmental authority in response to a Release or threatened Release of a Contaminant into the environment.

          "Environmental Permits" means all permits, consents, licenses, and other approvals or authorizations required under Environmental Laws.

          "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through or in the air, soil, surface water, groundwater or the properties owned, occupied, or otherwise controlled by the Company or the Subsidiary.

          (o) Insurance.  All policies of insurance (or renewals thereof) set
              ---------
forth on Schedule 4(i)(v) are valid, outstanding and in force and effect on the
         ----------------
date hereof and all premiums with respect thereto, covering all periods up to and including the date hereof, have been paid. Such policies insure the equipment of the Company or the Subsidiary for their replacement values against loss, theft and destruction and, to the knowledge of the Company or the Subsidiary, insure the properties and business of the Company and the Subsidiary against such losses and risks as are adequate in accordance with customary industry practice to protect the properties and business of the Company and the Subsidiary. Except as set forth on such Schedule, the Company has not been notified by any carrier of any non-renewal or termination of coverage, or of any material increase in the premium rates for said policies.

          (p) Labor Matters.  Except as disclosed on Schedule 4(i)(vii) hereto,
              -------------                          ------------------
neither the Company nor the Subsidiary have labor contracts, collective bargaining agreements or employment agreements with any Company Personnel or any representative of any Company Personnel. Except as set forth on Schedule 4(i)(vii), and as would not have a Material Adverse Effect, (i) the Company and the Subsidiary are in compliance, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (ii) to the knowledge of the Company or the Subsidiary, there is no unfair labor practice complaint against the Company or the Subsidiary pending before the National Labor Relations Board; (iii) there is no labor strike, representation campaign or work stoppage actually pending or, to the knowledge of the Company or the Subsidiary, threatened, against or affecting the Company or the Subsidiary; (iv) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the knowledge of the Company or the Subsidiary, no claim therefor has been asserted against the Company or the Subsidiary; and (v) neither of the Company or the Subsidiary have experienced any work stoppage since February 26, 1996.

            (q)  Employee Benefits.
                 -----------------

               (i) There are no Company Personnel or former officers, directors or employees of the Company, in each cash who have terminated subsequent to February 26, 1996 who are entitled to (x) any pension benefit that is unfunded or (y) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA or pursuant to Plans intending to be qualified under Section 401(a) of the Code and listed on Schedule 4(i)(viii);
        -------------------

               (ii) Each Plan that is an employee welfare benefit plan as defined in Section 3(1) of ERISA is either (x) funded through an insurance contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (y) is unfunded. To the extent that any of the welfare benefits under the Plans are insured, there is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement with respect to such Plan;

               (iii) All contributions or payments owed under or which otherwise relate to any Plan have been made with respect to all periods prior to the date hereof. Neither of the Company or the Subsidiary is in default under any Plan and each Plan complies in all material respects with and has been operated in compliance with applicable law. As to each Plan for which an annual report is required to be filed under ERISA or the Code, all such filings have been made on a timely basis, no liabilities with respect to such Plan existed on the date of such annual report except as disclosed therein, and no adverse change has occurred with the financial materials covered by such annual report since the date thereof. The Company has complied in all material respects with the requirements for the continuation of benefits under Section 601 of ERISA;

               (iv) None of the assets of the Plans is invested in any property constituting employer real property or an employer security within the meaning of Section 407(d) of ERISA;

               (v) Since February 26, 1996, neither of the Company or the Subsidiary (or any entity that is or was at any time treated as a single employer with the Company or the Subsidiary under Section 414(b), (c), (m) or (o) of the Code) have at any time (x) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of Section 4064(a) of ERISA) or any plan that is a Multiemployer Plan, (y) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA (other than the payment of premiums none of which are overdue) or (z) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of Section 412 of the Code whether or not waived. Except for any items disclosed in the LADD Agreement, the Sellers have no knowledge of any Company liability with respect to the foregoing and which arose on or prior to February 26, 1996 and which would have a Material Adverse Effect.

               (vi) The Company 401(k) Plan (the "401(k) Plan") is qualified under Sections 401(a) of the Code. All contributions due with respect to the periods ending on or before the Closing Date to the 401(k) Plan have been timely made and a pro rata portion of the contributions (including
                            --- ----
     matching contributions) for the current plan year has been made or appropriate charges have been reflected on the Balance Sheet.

               (vii) Since February 26, 1996, none of the Company, the Subsidiary or, to the knowledge of the Sellers, the Subsidiary or the Company, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans (or their trusts), the Company, the Subsidiary or any person who the Company has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or
     Section 502 of ERISA. Except for any items disclosed in the LADD Agreement, the Sellers have no knowledge of any prohibited transaction engaged in on or prior to February 26, 1996, which would have a Material Adverse Effect.

               (viii) Except as set forth on Schedule 4(i)(viii), the events
                                             -------------------
     contemplated by this Agreement (either alone or together with any other event) will not (A) entitle any present or former Company Personnel to severance pay, unemployment compensation, or other similar payments under any Plan or law, (B) accelerate the time of payment or vesting or increase the amount of benefits due under any Plan or compensation to any present or former Company Personnel, (C) result in any payments (including parachute payments) under any Plan or law becoming due to any present or former Company Personnel, or (D) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Plan.

          (r) Litigation.  Except as disclosed on Schedule 4(r) hereto, there is
              ----------                          -------------
no claim, litigation, proceeding, labor dispute (other than routine grievance procedures), arbitral action or government investigation pending or, to the knowledge of the Company or the Subsidiary, threatened before any court or governmental or regulatory agency which would, if adversely determined, have a Material Adverse Effect.

          (s) Compliance with Laws.  Neither of the Company or the Subsidiary
              --------------------
are, and since February 26, 1996, have not been, in violation of any applicable statutes, regulations, orders, ordinances and other laws of the United States of America, any state, local and foreign governments or other governmental bodies or authorities and agencies of any of the foregoing to which they are subject, the violation of which would have a Material Adverse Effect. Neither of the Company or the Subsidiary have received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and Sellers have no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would cause a Material Adverse Effect. Each of the Company and the Subsidiary have obtained all Permits the failure of which to obtain would have a Material Adverse Effect. All such Permits are in full force and effect and no proceedings for the suspension or cancellation of any Permit is pending or, to the Company's or the Subsidiary's knowledge, threatened. Except for any items disclosed in the LADD Agreement, the Sellers have no knowledge of any violation of any applicable law and/or regulation by the Company and/or its then subsidiaries on or prior to February 26, 1996, which would have a Material Adverse Effect.

          (t) No Brokers.  None of Sellers, the Company or the Subsidiary have
              ----------
entered into and will not enter into any agreement, arrangement or understanding with any Person which may result in an obligation of Buyer to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          (u) Transactions with Certain Persons.  Except as disclosed on
              ---------------------------------
Schedule 4(u) hereto, none of the Sellers, the Subsidiary or any officer,
-------------
director or employee of the Company, the Subsidiary or any Affiliate (as defined herein) thereof is presently a party to any material transaction with the Company or the Subsidiary relating to the business of the Company or the Subsidiary, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from or (iii) otherwise requiring payments to (other than services as officers, directors or employees) any such person or to any Person in which any such person has a substantial interest as a shareholder, member, officer, director, trustee or partner. An "Affiliate,"for the purposes of this Agreement, shall include with respect to any Person, a director or officer of such Person or any other Person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

          (v) LADD Indemnification.  Other than the provisions of Article VII of
              --------------------
the LADD Agreement, which have been independently reviewed by Buyer, to the best of Sellers' knowledge, the consummation of the transactions contemplated herein will not prevent the Company from seeking indemnification from LADD Furniture, Inc. ("LADD"), for any breach of any representation, warranty and/or covenant contained in the LADD Agreement to the same extent that the Company could have done so immediately prior to completion of the transactions contemplated herein.

          (w) Limitations.  Notwithstanding any other provision of this
              -----------
Agreement which may by its generality or otherwise be subject to a different construction, the representations and warranties of Sellers set forth in Section 4(n) (Environmental Matters) and 4(q) (Employee Benefits) hereof are the sole and exclusive representations and warranties of Sellers with respect to the subject matter thereof (including, without limitation, (A) the compliance of any Person with, or liability of any Person under, any Environmental Law or ERISA at any time or location, (B) any Release at any time or location or (C) the existence of any Contaminant at any time or location, or any Losses arising out of the foregoing).

     SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER.
                 ---------------------------------------

                 Buyer hereby represents and warrants to Sellers as follows:

          (a) Consents, No Conflicts, Etc.  Except for filings under the H-S-R
              ---------------------------
Act with respect to the transactions contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation by Buyer of the transactions contemplated herein nor compliance by Buyer with any of the provisions hereof will (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets or properties, or (iii) require the consent, approval, permission or other authorization of or by or filing or qualification with any court, arbitrator or governmental, administrative, or self-regulatory authority which has not been obtained.

          (b) Organization and Good Standing.  Buyer is a company duly
              ------------------------------
organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power to carry on its business as presently conducted.

          (c) Authority; Execution and Delivery.  All requisite corporate action
              ---------------------------------
has been taken to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated herein, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated herein. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof or thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general or by general principles of equity.

          (d) No Brokers.  Neither Buyer, nor any of its Affiliates has entered
              ----------
into any agreement, arrangement or understanding with any Person which will result in the obligation of the Company or Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

          (e) Securities Law.  Buyer: (i) understands that the Sellers' Shares
              --------------
have not been, and will not be, registered under any state or federal securities law and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Sellers' Shares solely for its own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended (the "Act"), (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has, in addition to the representations and warranties of Sellers set forth herein, received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in purchasing and holding the Sellers' Shares, (v) is able to bear the economic risks and lack of liquidity inherent in holding the Sellers' Shares, and (vi) is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Act.

     SECTION 6.  CERTAIN COVENANTS AND AGREEMENTS.
                 --------------------------------

          (a) Corporate Names.  From and after the Closing, Buyer shall possess,
              ---------------
to the exclusion of Sellers, all rights of the Company to the name: Fournier Furniture, Inc. and any variants or derivatives thereof, and Sellers shall have no rights whatsoever to the use of any such names or any variant or derivative of any such names in the conduct of any business.

          (b) Nondisclosure.  Sellers will not at any time after the date of
              -------------
this Agreement divulge, furnish to or make accessible to anyone any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulae, plans, material, devices or ideas or know-how, whether patentable or not, with respect to any proprietary aspects of the business of the Company; provided, however, that nothing herein shall prohibit
                         --------  -------
Sellers from complying with any order or decree of any court of competent jurisdiction or governmental authority, but Sellers will give Buyer timely notice of the receipt of any such order or decree, and the foregoing provision shall not apply to any information which is or becomes generally available to the public through no breach of this Agreement.

          (c) Litigation Proceeds.  Buyer and Sellers agree that fifty percent
              -------------------
(50%) of any proceeds received by the Company or any successor thereto with respect to the resolution of the Waltz-Holst Blow Pipe Co. litigation (whether through settlement, judicial decision or otherwise) (such fifty-percent portion, the "Sellers' Litigation Proceeds"), shall be payable to Sellers' Representative on behalf of the Sellers. Upon receipt, the Sellers' Litigation Proceeds shall be remitted promptly to Sellers' Representative and shall be paid net of (A) the taxes payable by the Company with respect to the Sellers' Litigation Proceeds and (B) fifty percent (50%) of the expenses relating to such litigation to the extent that such expenses were (1) accrued on the books and records of the Company on the date hereof and unpaid on the Closing Date or (2) reasonable expenses relating to such litigation incurred by the Company after the Closing Date; provided, that if the Sellers' Litigation Proceeds are received by the
      --------
Company prior to Closing, the parties hereto will endeavor to cause the Sellers' Litigation Proceeds to be paid or credited to Sellers in the manner most efficient to all parties. The parties further agree that the Buyer shall have the right, in its reasonable discretion, to control such litigation after, but not before, the Closing Date. Any decision relating to the control of such litigation made by Buyer after the Closing Date shall be presumed reasonable if made in reliance upon written advice from Buyer's counsel.

          (d) Access to Facilities; Due Diligence.  Between the date hereof and
              -----------------------------------
the Closing Date the Company shall (i) give to the Buyer and its authorized representatives reasonable access to all properties, books, records, contracts and other documents of the Company upon reasonable notice during normal business hours (ii) furnish to Buyer all information with respect to the Company that Buyer may reasonably request and (iii) with the prior consent of Sellers' Representative and in the presence of a Seller if Sellers' Representative so requests, allow Buyer to discuss matters relating to the Company with the Company's customers, the outside auditors, attorneys and such other representatives of the Company as are reasonably requested by Buyer.

          (e) Conduct of the Business.  Sellers shall, from the date hereof up
              -----------------------
to and including the Closing Date, cause the Company to conduct its business only in the ordinary course, consistent with past practice, and will not do, or cause to be done, anything which is represented and warranted not to have been done in this Agreement, except as otherwise expressly contemplated hereby. In addition, Sellers will, from and after the date hereof up to and including the Closing Date, use all reasonable efforts to cause the Company to: (a) maintain in full force and effect the insurance policies set forth on Schedule 4(i)(v)
                                                             ----------------
(or policies providing substantially the same coverage, copies of which will be made available to Buyer); (b) take such action as may reasonably be necessary to preserve the assets and properties wherever located, which are material to the Company; (c) maintain its books and records in accordance with accounting principles and in the manner consistent with past practices; (d) maintain the assets of the Company in substantially the same state of repair, order and condition as on the date hereof, reasonable wear and tear or loss by insured casualty excepted; (e) maintain in full force and effect all material Permits and perform in all material respects all obligations under material contracts;
(f) not permit (to the extent within the control of the Sellers) to occur any event which would reasonably likely have a Material Adverse Effect; and (g) not take any action that would prevent Sellers from consummating the transactions contemplated by this Agreement.

          (f) Changes in Representations and Warranties.  Between the date of
              -----------------------------------------
this Agreement and the Closing Date, Sellers will not knowingly, and Sellers shall not knowingly permit the Company to, enter into any transaction, take any action, or by inaction permit an event to occur, which would result in any of the representations and warranties of Sellers herein contained not being true and correct in any material respect at and as of (i) the time immediately following the occurrence of such transaction or event or (ii) the Closing Date. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the right, until the Closing Date, to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on the Schedules and such supplement or amendment shall be deemed to be part of the Schedules as of the date hereof. Notwithstanding the foregoing sentence, if any amendment or supplement to a Schedule that constitutes or reflects an event or occurrence that Buyer determines would have a Material Adverse Effect, Buyer shall have the right to terminate this Agreement pursuant to Section 15 hereof.

          (g) Mutual Cooperation.  The parties hereto will cooperate with each
              ------------------
other, and will use all reasonable efforts to cause the fulfillment of the conditions to the parties' obligations hereunder and to obtain as promptly as possible all material consents, authorizations, orders or approvals from each and every third party, whether private or governmental, required in connection with the transactions contemplated by this Agreement.

          (h) Assumption/Payment of Liabilities.  Buyer shall pay in full at
              ---------------------------------
Closing the liabilities of the Company listed on Exhibit II hereto, and which
                                                 ----------
payments shall not be deemed hereunder a condition precedent to Closing but a condition to be performed simultaneously at Closing.

          (i) Tax Matters.  Following the Closing the parties shall cooperate
              -----------
with each other to the extent reasonably necessary in the preparation and filing of each parties' income tax returns as they relate to the business. In connection therewith, each party shall, at the other's expense, make available to the other such personnel as shall be reasonably requested (so as not to unreasonably interfere with any party's business) to aid in the preparation of such tax returns. To the extent applicable, the parties hereto agree to provide reasonable cooperation to each other to assist the Buyer, at no out-of-pocket cost or expense to the Sellers, in preserving the net operating loss carry-forwards of the Company.

          (j) No Mergers, Consolidations, Sales of Assets, Etc.  Until the
              ------------------------------------------------
earlier of the termination of this Agreement pursuant to Section 15 hereof or the later of (x) April 30 1998, or (y) if the United States Department of Justice or the Federal Trade Commission shall have made a second request for additional information with respect to the transactions contemplated hereby, thirty (30) days after the date of such second additional request, neither the Sellers nor the Company shall, and shall not permit their representatives to, directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, Person or other entity or group concerning any merger or any sale of the Company's assets (other than in the ordinary course of the business of the Company consistent with past practice), sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving the Company. Sellers and the Company will give Buyer prompt notice of any such solicitation, inquiry or proposal.

          (k) Hart-Scott-Rodino Act.  On or prior to the date of this Agreement,
              ---------------------
Buyer and Sellers have made their respective filings under the H-S-R Act with respect to the transactions contemplated by this Agreement, and shall make any other required submissions in connection therewith. Each party shall use its reasonable best efforts to obtain early termination of the waiting period under the H-S-R Act for the transactions contemplated by this Agreement.

          (l) Further Assurances.  Sellers will, and will cause the Company and
              ------------------
all Company Personnel to, cooperate fully with Buyer in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Closing Date, from time to time, at Buyer's request and without further consideration, Sellers will execute and deliver, or cause to be executed and delivered, at Buyer's sole cost and expense, such other instruments and take such other action as Buyer may reasonably request in order to carry out the purposes of this Agreement; provided that Sellers shall not be required to make any payment, incur any expense or assume any obligation to any third party in complying with this covenant.

          (m) Dissolution; Qualification and Tax Returns.  Sellers will use
              ------------------------------------------
their reasonable best efforts to cause the Company to complete, prior to the Closing Date, the following: (A) dissolution of the Company's sole subsidiary, Fournier Furniture of Canada, Ltd. and (B) withdrawal of the Company from its qualification to do business in Minnesota.

          (n) Buyer's Completion of Environmental Due Diligence.  Buyer agrees
              -------------------------------------------------
to complete its environmental due diligence review by April 15, 1998 and to promptly inform Sellers' Representative of the results thereof.

          (o) Payoff of Cvijanovic Note.  At or prior to the Closing, the
              -------------------------
promissory note issued by Vince Cvijanovic to the Company, dated March 20, 1998, in the principal amount of thirty-one-thousand, five-hundred seventy-nine dollars ($31,579) shall have been paid in full.

          (p) Assistance With Stationary Source Permit.  Sellers agree that, for
              ----------------------------------------
a reasonable period of time after the Closing Date (which period shall be no less than 60 days, but not more than 180 days), they will use their reasonable efforts to assist Buyer in obtaining an elimination of certain limits contained in the Company's Stationary Source Permit, Registration No. 11081, as and to the
extent permitted by applicable law.   Notwithstanding the foregoing, Sellers
shall not be required to make any payment, incur any expense, execute any certification, commence, participate in or defend any administrative or judicial proceedings, or assume any obligation to any third party in complying with this covenant.

          (q) Additional Matter.  Sellers agree to use their reasonable best
              -----------------
efforts to provide to Buyer, prior to the Closing Date: (i) additional information regarding the resolution of the litigations listed as items (1) and
(2) on Schedule 2.1.10 to the LADD Agreement and (ii) the insurance policies issued by Kemper National Insurance Cos. relating to the binders attached as

Exhibit A and Exhibit B to Schedule 4(i)(v).
---------     ---------    ----------------

     SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER.
                 ----------------------------------

          The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties True at the Closing Date.  The
              -------------------------------------------------------
representations and warranties of Sellers contained in this Agreement or in any other document delivered by Sellers pursuant hereto shall be deemed to have been made at and as of the Closing Date and shall then be true and correct in all material respects and on the Closing Date, the Sellers' Representative shall have delivered to Buyer an officer's certificate to such effect.

          (b) Sellers' Performance.  Each of the obligations of Sellers to be
              --------------------
performed on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed in all material respects, individually or in the aggregate, by the Closing Date, and on the Closing Date the Sellers' Representative shall have delivered to Buyer an officer's certificate to such effect. The Buyer shall have received from the Sellers copies of the Company's 1997 audited financial statements and such audited statements shall not reflect a material adverse change in the financial position of the Company from the 1997 unaudited financial statements, previously delivered by Sellers to Buyer. In addition, the Buyer shall have received from the Sellers a copy of the Company's unaudited financial statements for the month and three months ended April 4, 1998, and said April 4, 1998 unaudited financial statement shall not evidence any material adverse change in the financial condition of the Company from the February 28, 1998 unaudited financial statements previously delivered to Buyer.

          (c) Stock Certificates.  On the Closing Date, Sellers' Representative
              ------------------
shall have delivered to Buyer a certificate or certificates evidencing the Shares, free and clear of all Encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed.

          (d) Approvals and Consents.  Sellers and the Company shall have
              ----------------------
obtained and shall have delivered to Buyer all requisite approvals and consents from governmental or regulatory bodies or agencies required to be obtained by the Seller or the Company, whether federal, state, local or foreign, or from any other Person pursuant to material leases, mortgages, contracts, agreements, permits or licenses necessary to be obtained for the performance of the obligations hereunder.

          (e) Buyer's Completion of Environmental Due Diligence.  Buyer shall
              -------------------------------------------------
have completed its environmental due diligence review of the Company and shall have determined, to Buyer's reasonable satisfaction, no event with respect thereto, would reasonably be expected to have a Material Adverse Effect;

provided, that, if the Buyer has not notified Sellers' Representative by April
--------  ----
15, 1998, that it does not intend to proceed with the sale based upon its environmental due diligence findings, such condition shall be deemed waived by the Buyer.

          (f) Material Adverse Change.  Since the date hereof, there shall not
              -----------------------
have occurred any event or condition which has had a Material Adverse Effect.

          (g) Litigation.  No claim, action, suit, investigation or other
              ----------
proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency which would prevent the transactions provided for herein.

          (h) No Change in Law.  There shall not have been any action taken or
              ----------------
any statute enacted by any governmental authority which would (i) render the parties unable to consummate the transactions contemplated herein, (ii) make the transactions contemplated herein illegal or (iii) prohibit the consummation of the transactions contemplated herein.

          (i) Hart-Scott-Rodino Act.  All applicable waiting periods under the
              ---------------------
H-S-R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice, the Federal Trade Commission or any other governmental authority or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws.

          (j) Escrow Agreement.  Sellers and the Escrow Agent shall have
              ----------------
executed and delivered to Buyer the Escrow Agreement.

          (k) Resignations.  As of the Closing Date, directors and officers who
              ------------
will not remain with the Company following the Closing Date (if any), or any directors and officers so requested by the Buyer, shall have resigned as directors, officers and employees of the Company.

     SECTION 8.  CONDITIONS TO OBLIGATIONS OF SELLERS.
                 ------------------------------------

          The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Sellers, on or prior to the Closing Date, of the following conditions:

          (a) Representations and Warranties True at the Closing Date.  The
              -------------------------------------------------------
representations and warranties of Buyer contained in this Agreement or in any other document delivered by Buyer pursuant hereto shall be deemed to have been made at and as of the Closing Date and shall then be true and correct in all material respects, and on the Closing Date, Buyer shall have delivered to Sellers' Representative an officer's certificate to such effect.

          (b) Buyer's Performance.  Each of the obligations of Buyer to be
              -------------------
performed on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed in all material respects and, on the Closing Date, Buyer shall have delivered to Sellers' Representative an officer's certificate to such effect.

          (c) Approvals and Consents.  Buyer shall have obtained and shall have
              ----------------------
delivered to Seller all requisite approvals and consents required to be obtained by Buyer from third parties and governmental or regulatory bodies or agencies, whether federal, state, local or foreign, necessary to be obtained for the performance of the obligations hereunder.

          (d) Litigation.  No claim, action, suit, investigation or other
              ----------
proceeding shall be pending or threatened by any third party (including any governmental agency) before any court or administrative agency which would prevent the transactions provided for herein.

          (e) No Change in Law.  There shall not have been any action taken or
              ----------------
any statute enacted by any governmental authority which would (i) render the parties unable to consummate the transactions contemplated herein, (ii) make the transactions contemplated herein illegal or (iii) prohibit the consummation of the transactions contemplated herein.

          (f) Hart-Scott-Rodino Act.  All applicable waiting periods under the
              ---------------------
H-S-R Act shall have expired or been terminated, and no action shall have been taken or formal protest made by the United States Department of Justice, the Federal Trade Commission or any other governmental authority or any other person or entity to prohibit the transactions contemplated by this Agreement by reason of a claimed violation of any antitrust laws.

          (g) Escrow Agreement.  Buyer and the Escrow Agent shall have executed
              ----------------
and delivered to the Sellers' Representative the Escrow Agreement.

          (h) Assumption/Payment of Liabilities.  Buyer shall pay in full,
              ---------------------------------
simultaneously with the Closing, the liabilities of the Company listed on
Exhibit II hereto.
----------

     SECTION 9.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 ------------------------------------------------------
INDEMNIFICATION, ETC.
--------------------

          (a) Survival of Representations, Warranties, Etc.  All representations
              --------------------------------------------
and warranties of the parties made in this Agreement or as provided herein shall survive for eighteen (18) months following the Closing Date (the applicable "Survival Period"). All representations and warranties related to any claim asserted in writing prior to the expiration of the applicable Survival Period shall survive until such claim shall be resolved and payment in respect thereof, if any is owing, shall be made.

          (b) Nature of Sellers' Liability.  Each Seller shall be liable to
              ----------------------------
Buyer under Section 3 hereof only for a breach by such Seller of such Seller's representations or warranties contained therein, and shall be liable only for the nonfulfillment by such Seller of such Seller's agreements, covenants and obligations hereunder. With respect to all other representations and warranties made by Sellers in Section 4 hereof, the liabilities of Sellers shall be, subject to Section 9(d) below, joint and several.

          (c) Sellers' Agreement to Indemnify.  Subject to the limitations on
              -------------------------------
liability set forth in Section 9(b) above and 9(d) below, each Seller shall, in accordance with the terms hereof, fully indemnify and hold harmless Buyer, its subsidiaries (including the Company) and all of their Affiliates, officers, directors, employees, representatives and agents against and in respect of any and all liabilities, losses, damages, deficiencies, penalties, fines, costs or expenses (including, without limitation, the reasonable fees and expenses of investigation and counsel) (collectively, "Losses") resulting from (A) any misrepresentation or breach of warranty or the nonfulfillment of any agreement, covenant or obligation by Sellers made in this Agreement and (B) any and all actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

            (d) Limitation on Liability of Sellers.
                ----------------------------------

               (i) Sellers shall not be subject to liability under 9(c) unless and until any and all of Buyer's Losses exceed $100,000 in the aggregate (in which case Sellers shall only be liable with respect to the excess over $100,000). It is expressly understood that (A) Buyer's recourse against Sellers is limited and Buyer may only seek recourse against the Sellers for an amount equal to (1) the Escrowed Consideration plus (2) up to two million dollars ($2,000,000) in excess of the Escrowed Consideration, (B) the maximum liability of each Seller for breaches of representations, warranties, covenants and agreements hereunder shall not exceed (x) such Seller's allocable portion of the Escrowed Consideration held pursuant to the Escrow Agreement, plus (y) that portion of the two million dollars
                           ----
     ($2,000,000) which is pro rata with such Sellers ownership interest in the Company, all as set forth on Annex I hereto (collectively, such Seller's "Allocable Portion"), (C) Buyer shall have no recourse against any Seller under this Agreement other than against such Seller's Allocable Portion,
     (D) no Seller shall be liable for any amounts for consequential or punitive damages, lost profits or business interruption and (E) any claims by Buyer against Sellers must first be made against the Escrowed Consideration. Any payments required to be made pursuant to this Section 9 shall be made by the Escrow Agent in accordance with the Escrow Agreement.

               (ii) Buyer shall not be entitled to recover indemnification amounts under Section 9(c) hereof (A) unless Buyer promptly asserts its claim by written notice to Sellers' Representative (provided, that failure
                                                         --------
     of Buyer to give such notice shall not relieve any Seller from any liability which it may have on account of this indemnification, except to the extent that such Seller is materially prejudiced thereby) specifying briefly the details of the alleged misrepresentation or breach, (B) with respect to a misrepresentation or breach of warranty or covenant or agreement by or of a Seller which is contained herein if, at or before the time of Closing, Buyer had knowledge of the misrepresentation or breach of warranty or covenant or agreement, or (C) with respect to any other action taken by Buyer subsequent to the Closing Date. Buyer further agrees that in no event shall Buyer recover, after taking into consideration insurance proceeds, if any, more than one hundred percent (100%) for any Loss incurred and to take all reasonable steps, as may be required by law, to mitigate the extent of any Loss.

              (iii) The amount of any recovery by Buyer pursuant to Section 9(c) shall be net of any federal, state and/or local income tax benefits inuring to the Buyer as a result of the state of facts which entitled Buyer to recover from Seller pursuant to Section 9(c).

          (e) Buyer's Agreement to Indemnify.  Buyer shall, in accordance with
              ------------------------------
the terms hereof, fully indemnify and hold harmless Sellers, and if applicable, their respective subsidiaries and all of their Affiliates, officers, directors employees, representatives and agents against and in respect of any and all of Sellers' Losses (i) resulting from any misrepresentation or breach of warranty or the nonfulfillment of any agreement, covenant or obligation by Buyer made in this Agreement and (ii) arising out of the ownership, operation or conduct of the business of the Company or its subsidiaries from and after the Closing Date, except to the extent Buyer is entitled to be indemnified by Sellers hereunder with respect to any such Loss; provided, however, that the amount of any said
                               --------
indemnification by Buyer hereunder shall be limited as follows: Buyer shall not be subject to liability under this Section 9(e) unless and until any and all of Sellers' Losses exceed $100,000 in the aggregate (in which case Buyer shall only be liable with respect to the excess over $100,000). It is expressly understood that Sellers' recourse against Buyer is limited and Sellers may only seek recourse against the Buyer for an amount equal to three million dollars ($3,000,000). Sellers shall not be entitled to recover indemnification amounts under Section 9(e) hereof (A) unless any Seller promptly asserts such claims by written notice to Buyer (provided, that failure of such Seller to give such notice shall not relieve the Buyer from any liability which it may have on account of this indemnification, except to the extent that the Buyer is materially prejudiced thereby) specifying briefly the details of the alleged misrepresentation or breach, (B) with respect to a misrepresentation or breach of warranty or covenant or agreement by or of the Buyer which is contained herein if, at or before the time of Closing, any Seller had knowledge of the misrepresentation or breach of warranty or covenant or agreement , (C) to the extent a Loss for which indemnification is requested results from any oral or written agreement entered into by the Company prior to the Closing Date, which
(1) relates to the period after the Closing Date, (2) was not disclosed to Buyer and (3) was known to Sellers on the date hereof to have constituted a breach of the representations and warranties hereunder without regard to materiality. Sellers further agree that in no event shall Sellers recover in the aggregate after taking into consideration insurance proceeds, if any, more than one hundred percent (100%) for any Loss incurred and to take all reasonable steps, as may be required by law, to mitigate the extent of any Loss. The amount of any recovery by Sellers pursuant to Section 9(e) shall be net of an federal, state, local and/or other income tax benefits inuring to the Sellers as a result of the state of facts which entitled Sellers to recover from Buyer pursuant to
Section 9(e).

          (f) Third Party Claims.  Any person entitled to indemnification
              ------------------
hereunder shall (i) give prompt notice to the indemnifying party of any third party claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, that any person entitled to
                                       --------
indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall be obligated to pay the reasonable fees and expenses of counsel, however such party shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim. No indemnifying party shall, except with the consent for each indemnified party, consent to any settlement of a claim which does not include as an unconditional term thereof the giving by the claiming third party to each indemnified party a release of all liability in respect of such claim.

          (g) Exclusive Remedy.  The indemnification provided for in this
              ----------------
Section 9 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

     SECTION 10. PAYMENT OF CERTAIN EXPENSES.
                 ---------------------------

          Except as expressly set forth herein, Buyer will pay all federal, state, county and local Taxes (including, without limitation, any requisite transfer taxes) which may be payable by Buyer or the Company by reason of the consummation of the purchase and sale of the Shares, provided, however, that Sellers shall be responsible for any income or other Taxes which may be payable by the Sellers with respect to the sale of the Shares by the Sellers. Sellers specifically acknowledges that Sellers shall be responsible for any transaction consulting fee payable to Gefinor (USA) Inc. with respect to the transactions contemplated herein. Subject to the foregoing, Sellers, on the one hand, and Buyer, on the other hand, will be liable for their own costs and expenses, including legal fees, in connection with this Agreement and the transactions contemplated hereby.

     SECTION 11. WAIVER.
                 ------

          Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement.

     SECTION 12. NOTICES, ETC.
                 ------------

          All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or three days after being mailed by certified or registered mail, postage prepaid:

          if to Sellers:

          Gefinor Acquisition Partners
          375 Park Avenue
          Suite 2401
          New York, NY  10152
          Attention:  William J. Beckett
          Facsimile:  212-308-1182

          with a copy to:

          Dewey Ballantine LLP
          1301 Avenue of the Americas
          New York, New York  10019
          Attention:  Douglas L. Getter, Esq.
          Facsimile:  212-259-6333

          if to Buyer:

          Bush Industries, Inc.
          One Mason Drive
          P.O. Box 460
          Jamestown, NY  14702-0460
          Attention:  Lewis H. Aronson, Senior Vice President
          Facsimile:  716-665-2510

          with a copy to:

          Akerman, Senterfitt & Eidson, P.A.
          SunTrust International Center
          28th Floor
          One S.E. 3rd Avenue
          Miami, FL  33131-1714
          Attention:  Alan H. Aronson, Esq.
          Facsimile:  305-374-5095

          Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

     SECTION 13. ENTIRE AGREEMENT; AMENDMENT.
                 ---------------------------

          This Agreement and the other agreements referred to herein and entered into in connection herewith set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof including all such agreements, arrangements and understandings between the Sellers and the Company. No representation, promise, inducement or statement of intention has been made by Sellers or Buyer which is not embodied in this Agreement or the other agreements referred to herein and entered into in connection herewith, the Schedules, Annexes or Exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto, and neither Sellers nor Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended or modified only by a written instrument executed by Buyer and Sellers or by their successors and assigns.

     SECTION 14. PRESS RELEASES .
                 --------------

          Neither Sellers, on the one hand, nor Buyer, on the other hand, shall issue any press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by both Sellers and Buyer; provided, however, that notwithstanding
                                      --------  -------
the foregoing, Sellers and Buyer shall be permitted, upon prior notice to the other party, to make such disclosures to the public or governmental authorities or shareholders of Buyer or the Securities and Exchange Commission and/or the New York Stock Exchange to maintain compliance with, or to prevent violation of, applicable laws or regulations, including the Act, the Securities Exchange Act of 1934, as amended, and those of the New York Stock Exchange.

     SECTION 15. TERMINATION.
                 -----------

          (a) Events of Termination.  This Agreement and the transactions
              ---------------------
contemplated hereby may be terminated at any time prior to Closing by written notice delivered by Seller to Buyer or by Buyer to Seller, as the case may be, in the following instances:

               (i) By Buyer if there has been a misrepresentation, a breach of warranty or a material failure to comply on the part of the Sellers with respect to any of the representations, warranties, covenants or provisions set forth herein (or delivered in any other document pursuant hereto), and such misrepresentation, breach or failure to comply has or may reasonably be expected to have a Material Adverse Effect and has not been cured, if capable of cure, in full within twenty (20) days of receipt by Sellers of notice from Buyer.

               (ii) By Sellers if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of Buyer with respect to the representations, warranties or covenants set forth herein (or delivered in any other document pursuant hereto) and such material misrepresentation, material breach or material failure to comply has not been cured, if capable of cure, within twenty (20) days of receipt by Buyer of notice from Sellers.

               (iii) At any time prior to Closing by the mutual consent in writing of Sellers and Buyer.

               (iv) By Buyer in accordance with Section 6(f) hereof; provided,
                                                                     --------
     that Buyer shall have given Sellers a reasonable opportunity to cure which time period shall not be less than 30 days.

            (b) Liability in the Event of Termination; Remedies.
                -----------------------------------------------

               (i) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 15(a)(i) or (ii) hereof, if there has been an intentional material misrepresentation of any of the items provided therein, the non-breaching party may avail itself of all rights, power and remedies now or hereafter existing at law or in equity or by statute or otherwise. It is specifically agreed among the parties that a termination under 15(a)(iv) above shall not preclude effecting a termination for the same reason under Section 15(a)(i) or (ii) above as well.

               (ii) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 15(a)(i) or (ii), if there has not been an intentional material misrepresentation, or pursuant to Sections 15(a)(iii) or (iv) hereof this Agreement shall, with the exception of Sections 10 and 14 hereof, become void and have no further effect, without any liability on the part of any party hereto.

     SECTION 16. GENERAL.
                 -------

          This Agreement: (i) shall be performable in and construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof; (ii) shall inure to the benefit of and be binding upon the heirs, legal representatives, successors and assigns of Sellers and the successors and assigns of Buyer, nothing in this Agreement, expressed or implied, being intended to confer upon any other Person any right or remedies hereunder, other than a successor of Sellers or Buyer; and (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 17. SEVERABILITY.
                 ------------

          To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, if any provision, term, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, then such provision, term, covenant or restriction shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered and the remainder of the provisions, terms, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     SECTION 18. KNOWLEDGE.
                 ---------

          For purposes of this Agreement, "knowledge" shall mean the actual knowledge of the senior management of the relevant party (or in the case of an individual, such individual) of an event or circumstance; it being the intention of the parties hereto that constructive knowledge by virtue of the mere possession of documentation delivered, held or obtained by such party or its agents prior to Closing shall not constitute knowledge on the part of such party. For the purposes hereof, the "senior management" of Sellers shall mean those individuals set forth on Schedule 18 hereto.
                               -----------

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

BUYER:

                                     BUSH INDUSTRIES, INC.


                                     By: /s/ L.H. Aronson, Senior Vice President
                                        ----------------------------------------------------
                                        Name:   Lewis H. Aronson
                                        Title:  Senior Vice President


                                     SELLERS:

                                     THE KAIZEN BREAKTHROUGH PARTNERSHIP, L.P.


                                     By: /s/ William J. Beckett
                                        ----------------------------------------------------
                                        Name:   William J. Beckett
                                        Title:  Principal, Gefinor Acquisition Partners
                                                           Managing Partner

                                     GEFINOR (USA) INC. (as a Seller and as Sellers' Agent)


                                     By: /s/ William J. Beckett
                                        ----------------------------------------------------
                                        Name:   William J. Beckett
                                        Title:  Senior Vice President

                                     TBM CAPITAL, L.L.C. (F/K/A TBM CAPITAL, INC.)


                                     By: /s/ William A. Schwartz
                                        ----------------------------------------------------
                                        Name:   William A. Schwartz
                                        Title:  Managing Member


                                     THE NATIONAL INDUSTRIES CO. SAK


                                     By: /s/ William J. Beckett
                                        ----------------------------------------------------
                                        Name:   William J. Beckett
                                        Title:  Attorney-in-Fact

                                     ABDULKADIR AL-MUHAIDIB & SONS


                                     By: /s/ William J. Beckett
                                        ----------------------------------------------------
                                        Name:   William J. Beckett
                                        Title:  Attorney-in-Fact



                                         /s/ Vince Cvijanovic
                                        ----------------------------------------------------
                                        Vince Cvijanovic